AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 16, 2003

     Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                            _________________________


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            _________________________


                               INVICTA GROUP INC.
                 (Name of Small Business Issuer in Its Charter)


     Nevada                         4700                        91-2051923
(State or Other Jurisdiction of  (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization)     Classification Number) Identification No.)


                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
          (Address and Telephone Number of Principal Executive Offices)
                            _________________________

                          William G. Forhan, President
                         9553 Harding Avenue, Suite 301
                              Miami Beach, FL 33154
                                 (305) 866-6525
            (Name, Address and Telephone Number of Agent for Service)
                            _________________________

                        Copies of all communications to:

                           Steven I. Weinberger, Esq.
                           Steven I. Weinberger, P.A.
                      2800 South Ocean Boulevard, Suite 19L
                              Boca Raton, FL 33432
                           Telephone:  (561) 393-6191
                          Facsimile No. (509) 352-7771


   Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE




                          Proposed       Proposed
Title of Each . . . .     Maximum        Maximum
Class of Securities. . .  Amount to be   Offering Price    Aggregate           Amount of
to be Registered . . .    Registered     Per Security(1)   Offering Price(1)   Registration Fee(1)
------------------------  -------------  ----------------  ------------------  --------------------

Common Stock, par value
..001 share. . . . . . .     20,182,200  $            .60  $       12,109,320  $           1,114.06
------------------------  -------------  ----------------  ------------------  --------------------

Total Registration Fee .                                                      $           1,114.06
------------------------  -------------  ----------------  ------------------  --------------------





(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the proposed public offering price per share of common stock.

(2) Includes 12,000,000 offered by the registrant and 8,182,200 offered by selling security holders.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                     Subject to Completion January 16, 2003


PROSPECTUS


                               INVICTA GROUP INC.

                        20,182,200 SHARES OF COMMON STOCK


     This prospectus covers a total of 20,182,200 shares of common stock of Invicta Group Inc. Of those shares, 12,000,000 are being offered directly by us on a "best efforts" all-or-none basis until 400,000 of the shares are sold, and, thereafter, on a "best efforts" basis. We have arbitrarily set the offering price at $.60 per share.

     The remaining 8,182,200 shares covered by this prospectus are being offered by selling security holders, who initially intend to offer their shares at $.60 per share. Depending upon prevailing market conditions, the price per share offered by the selling security holders may change. We will not receive any proceeds from sales of shares by the selling security holders.

     There is no current market for our common stock and we do not know if a trading market will develop. In the absence of a trading market, purchasers of our shares may be unable to resell them. Our shares may not qualify for listing on any exchange or similar trading platform.



     THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.



     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                The date of this prospectus is ____________, 2003

                              ABOUT THIS PROSPECTUS

     You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.


                      DEALER PROSPECTUS DELIVERY OBLIGATION

     Until ________, 2003 (90 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation to deliver a prospectus when acting as an underwriter with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY


THE COMPANY

     Invicta Group Inc. is a Nevada corporation. We offer airline tickets and other travel-related products and services over the Internet. From our web site located at www.dontpayfullfare.com, visitors can view air fares and book
           -----------------------
airplane tickets, hotel rooms, car rentals, cruises and vacation packages. Our unique ontheflyfaring proprietary software searches international published airfares and air consolidators' unpublished databases and calculates the selling price to the internet user at fares lower than the competition, while maximizing Invicta's markup.

     Our executive offices are located at 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154, and our telephone number there is (305) 866-6526. References in this prospectus to "Invicta", "we", "us" and "our" are to Invicta Group Inc. and its wholly owned subsidiary, CasinoRatedPlayers.com, Inc.

THE OFFERING

Common Stock:

     Outstanding Prior to this Offering          32,182,200 shares
     Offering by Invicta Group                   12,000,000 shares
     After this Offering                          8,182,200 shares
     After this Offering                         44,182,200 shares

Common Stock Reserved:                           5,000,000 shares issuable
                                                 under our equity compensation
                                                 plan, 500,000 shares issuable
                                                 on exercise of options granted
                                                 to a consultant and 20,000
                                                 shares issuable upon
                                                 conversion of a debenture.

SELECTED FINANCIAL DATA

     The following summary of our financial information has been derived from, and should be read in conjunction with, our audited financial statements that are included elsewhere in this prospectus.


                                     Year Ended          Nine Months Ended
                                     December 31, 2001   September 30 2002,
                                     -----------------   ------------------

  Revenues . . . . . . . . . . .  $            67,309   $ 155,030

  Cost of Revenues . . . . . . .  $            58,694   $ 143,392

  Selling, General and
  Administrative Expenses. . . .  $            52,217   $ 278,775

  Asset Impairment Charge. . . .                   --   $ 351,965

  Net Loss . . . . . . . . . . .  $           (43,602)  $(619,602)

  Net Loss per Share . . . . . .  $            (4.932)  $  (0.037)


                                   December 31,2001      September 30, 2002
                                   -----------------      ------------------


  Working Capital (Deficit). . .  $           (37,102)  $(448,747)

  Total Assets . . . . . . . . .  $             3,449   $ 146,517

  Current Liabilities. . . . . .  $            40,551   $ 595,264

  Shareholders' Equity (Deficit)  $           (37,102)  $ 458,747


                                  RISK FACTORS

     AN INVESTMENT IN THE SECURITIES OFFERED HEREBY IS SPECULATIVE IN NATURE AND INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING US AND OUR BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

                          RISKS RELATED TO OUR BUSINESS

WE HAVE ONLY RECENTLY COMMENCED REVENUE-PRODUCING OPERATIONS AND THE LIMITED INFORMATION AVAILABLE ABOUT US MAKES AN EVALUATION OF US DIFFICULT.

     We have conducted limited operations and we have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development, particularly those engaged in emerging technologies. There can be no assurance that we will successfully address such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

WE ARE DEPENDENT UPON THE SUCCESS OF INTERNET COMMERCE AND UNLESS INTERNET COMMERCE BECOMES WIDELY ACCEPTED, WE CANNOT SUCCEED.

     The success of our business will depend upon our ability to generate commission revenues from the sale of airline tickets and other travel-related services over the Internet. While the Internet is widely used by consumers and merchants for informational purposes, the number of companies that have achieved profitability from the sale of products and services over the Internet is limited. In the event that Internet commerce does not become widely accepted as a vehicle for the purchase and sale of products and services, we cannot succeed and investors would likely lose their entire investment in us.

TRAVEL, PARTICULARLY BY VACATIONERS, IS HIGHLY AFFECTED BY GENERAL ECONOMIC CONDITIONS - CONTINUED ECONOMIC UNCERTAINTY AND/OR RECESSION COULD SERIOUSLY JEOPARDIZE OUR VIABILITY.

     Travel, particularly vacation travel, is highly affected by general economic conditions. During periods of economic downturn, consumers spend less and avoid purchasing non-essential items including vacations. Moreover, the recent decline in stock market prices has left consumers with less of their savings to use for non-essential travel. Our success will depend on economic conditions that enable consumers to take vacations.

TERRORIST ACTIVITIES, BOTH DOMESTIC AND ABROAD, OR EVEN THE CONTINUED THREAT OF SUCH ACTIVITIES, COULD ADVERSELY AFFECT THE GENERAL ECONOMY, STIFLE TRAVEL AND DISRUPT OUR OPERATIONS.

     Among the casualties of September 11, 2001 was the travel industry. The actual hijackings and the prospect of future terrorist activities have had a stifling effect on travel, in general, and vacation travel, in particular.
While the climate for travel has somewhat improved, the industry continues to suffer the effects of September 11. Further terrorist activity, particularly if targeted against travelers, could cause reductions in the market for our services. Our operations may be unable to withstand the adverse effects on our industry of future terrorist activity.

OUR UNIQUE APPROACH TO MARKETING AIRFARES OVER THE INTERNET HAS NOT BEEN TESTED, NO MARKET STUDIES HAVE BEEN PERFORMED, AND OUR APPROACH MAY NOT GAIN MARKET ACCEPTANCE.

     We have patterned our business model after other on-line travel reservation Internet web sites. However, our success will depend, in part, on the popular acceptance of our unique fare search engine and our web site design and operation. We have not performed any market studies to determine whether our approach to on-line reservations will be accepted in the marketplace. Without popular acceptance and use of our on-line search engine and reservation system, we will not achieve profitability.

IF WE CANNOT ADAPT TO CONTINUING DEVELOPMENTS IN THE AIRLINE INDUSTRY, WE MAY BE UNABLE TO SUCCEED.

     The airline and travel-services industries are undergoing rapid and widespread changes and restructuring. These changes are, in large part, due to the effects of September 11, 2001. In addition to the consolidation of service providers through acquisitions and cessation of operations, changes in the traditional financial structure of travel marketing have occurred. For example, airlines have ceased their long-standing practice of paying commissions to travel agents. It is likely that additional changes in the way travel-related services are marketed and compensated. We have chosen the on-line environment in which to offer our services. However, if we are unable to quickly adapt to evolving changes in our industry, we will be unable to keep pace with our competition, and we may fail.

WE HAVE EXPERIENCED HISTORICAL LOSSES, HAVE AN ACCUMULATED DEFICIT AND MAY NOT BECOME PROFITABLE.

     For the fiscal year ended December 31, 2001, we experienced a net loss of $(43,602). For the nine months ended September 30, 2002, we experienced a net loss of $(619,602), after taking into account an asset impairment charge of $356,965. In addition, at September 30, 2002, we had an accumulated deficit of $663,204. Our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future, and our auditors have concluded that, absent revenues from operations or alternative financing, there are substantial doubts that we will be able to continue as a going concern.

WE FACE SEVERE COMPETITION FROM OTHER ON-LINE PROVIDERS OF FARE SEARCH ENGINES AND TRAVEL-RELATED SERVICES.

     We intend to offer an on-line search engine, airline reservations and other travel-related services over the Internet. The on-line travel industry is characterized by intense competition and we will compete with other providers of travel-related services such as Expedia, Cheap Tickets, Orbitz and Travelocity. Some of these and other competitors are owned by large corporations, with longer operating histories than we do, and many of them have substantially greater financial and other resources than we do. As a result, we will likely encounter greater difficulty in implementing our business plans than will many of our competitors. The introduction of similar or superior products by current or future competitors could have a material adverse effect on our business, financial condition and results of operation.

WE DO NOT HAVE A WRITTEN AGREEMENT TO ACCESS AIR CONSOLIDATOR AIR FARES AND IF WE LOSE THE ABILITY TO ACCESS THOSE FARES, OUR BUSINESS WILL SUFFER.

     Our ontheflyfaring software includes access to air fares offered by air consolidators. However, we do not have a written agreement assuring our continued access to air consolidator fares. In the event that we are unable to continue to access air consolidator air fares, our competitive advantage may be lost, and our revenues adversely affected.

WE DEPEND ON THE CONTINUED SERVICES OF OUR EXECUTIVE OFFICERS AND ON OUR ABILITY TO ATTRACT AND MAINTAIN OTHER QUALIFIED EMPLOYEES.

     Our future success depends on the continued services of William G. Forhan and R. David Scott, our Chief Executive Officer and Chief Operating Officer, respectively. We have entered into employment agreements with our executive officers; however, the agreements do not prevent them from competing with us upon termination of the agreements. The loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not maintain key-man insurance on their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

OUR CURRENT OFFICERS AND DIRECTORS MAINTAIN EFFECTIVE VOTING CONTROL OVER US.

     Our officers and directors beneficially own approximately 73% of our currently issued and outstanding shares of common stock. Even if all of the shares covered by this prospectus are sold, including the shares registered for resale by officers and directors, our officers and directors will continue to own approximately 50% of our shares, and will, as a practical matter, be able to cause stockholder votes to be determined in accordance with their desires. It will be difficult for other stockholders to cause the outcome of a stockholder vote to be different from the result desired by our officers and directors.

                         RISKS RELATED TO THIS OFFERING

WE HAVE BEEN UNSUCCESSFUL IN OUR ATTEMPTS TO RAISE SUFFICIENT CAPITAL TO FUND OUR BUSINESS PLANS. IF WE ARE UNABLE TO DO SO THROUGH THIS OFFERING, WE WILL LIKELY CEASE OPERATIONS.

     To date, we have funded our operations through limited revenues and debt and equity financing. However, we have been unsuccessful in attracting additional private funding for our business. We are dependent upon our receipt of a substantial portion of the proceeds of this offering, or alternative financing, to remain in business. To date, we have received no commitment for alternative funding and we have no understandings that any one will purchase shares in this offering.

THE SALE OF THE MINIMUM NUMBER OF SHARES COVERED BY THIS PROSPECTUS WILL NOT PERMIT US TO BECOME PROFITABLE, AND WE WILL REQUIRE ADDITIONAL FUNDING. WE MAY BE UNABLE TO OBTAIN ANY ADDITIONAL FUNDING.

     If only the minimum 400,000 shares covered by this prospectus are sold, we believe that we can sustain operations for a period of approximately 12 months, but we will be unable to expand our services, through acquisition or otherwise, fully implement our business plan or achieve profitability. We will require additional funding in order to fully implement our business plan. We may be unable to secure any additional funding, in which event we may be unable to sustain operations. In the event we raise additional funds through the issuance of equity securities, dilution to our then existing stockholders will result, and future investors may be granted rights superior to those of existing stockholders.

THIS PROSPECTUS PERMITS SELLING SECURITY HOLDERS TO RESELL THEIR SHARES. IF THEY DO SO, THE MARKET PRICE FOR OUR SHARES MAY FALL.

     This prospectus includes 8,182,200 shares being offered by existing stockholders. If these shares are sold into any market that may develop for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

THERE IS CURRENTLY NO MARKET FOR OUR SHARES AND IF A TRADING MARKET DOES NOT DEVELOP, AND INVESTORS IN THIS OFFERING WILL HAVE NO ABILITY TO PUBLICLY RESALE THEIR SHARES.

     There is currently no trading market for our shares and we do not know if there will be a trading market following this offering. In order for a trading market to develop, a broker-dealer must file a Form 15c2-11 with the National Association of Securities Dealers, and must then to publish quotations for our shares. Thereafter, an active market will not develop unless other broker-dealers develop interest in trading our shares. We may be unable to attract a broker-dealer to file a Form 15c2-11 or generate interest in our shares among broker-dealers until we generate meaningful revenues and profits from operations. Until that time occurs, if it does at all, purchasers of our shares may be unable to sell them publicly. In the absence of an active trading market:

     - Investors may have difficulty buying and selling our shares or obtaining market quotations;
     -     Market visibility for our common stock may be limited; and
     - a lack of visibility for our common stock may depress the market price for our shares.

OUR SHARES MAY NOT BE TRADED ON A TRANSPARENT MARKETPLACE, IN WHICH EVENT THERE MAY BE A LACK OF INFORMATION AVAILABLE ABOUT US AND INVESTORS MAY HAVE DIFFICULTY SELLING OUR SHARES.

     Even if a trading market in our shares does develop, our shares may not be listed on a recognized exchange or trading platform. We intend to seek a listing for our shares on the OTC Bulletin Board. However, regulatory filings indicate that the OTC Bulletin Board may be phased out in favor of a new "BBXchange". In the absence of a transparent market, investors may have difficulty obtaining information about us or trading in our shares. We may not qualify for a listing on the OTC Bulletin Board, the BBXchange or any other transparent marketplace.

INVESTORS IN THIS OFFERING WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION OF THE BOOK VALUE OF THE SHARES PURCHASED IN THIS OFFERING.

     Investors in this offering will acquire a minority interest in us, but will make a substantially greater financial investment in us than will the existing stockholders. The difference between the book value of a share of our stock before this offering and the book value of a share assuming all of the shares are sold is referred to a dilution. The book value of a share of our stock after completion of this offering will increase as a result of the investment being made by purchasers in this offering. However, the book value will be substantially lower than the $.60 offering price of the shares covered by this prospectus. Assuming all of the shares are sold, investors in this offering will suffer an immediate dilution in the book value of their shares to $.14, or a 77% reduction from $.60 they paid.

APPLICATION OF "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET FOR OUR SHARES.


     The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. For the foreseeable future, our common stock will likely be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

WE HAVE ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE SHARES COVERED BY THIS PROSPECTUS.

     The offering price for the shares was arbitrarily determined by us. The offering price bears no relation to our assets, revenues, book value or other traditional indicia of value. Investors may be unable to resell their shares at or near the offering price, or at all.

THE SALE OF SHARES ELIGIBLE FOR FUTURE SALE COULD HAVE A DEPRESSIVE EFFECT ON THE MARKET PRICE FOR OUR COMMON STOCK.

     As of the date of this prospectus, there are 32,182,200 shares of our common stock issued and outstanding.

     Of the issued and outstanding shares, approximately 53,000 shares of our common stock (none of which are owned by our officers, directors and principal stockholders) have been held for in excess of one year and will be available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). As of the date of this prospectus, the 8,182,200 shares being offered by selling security holders can be publicly transferred. Assuming the prior sale of 1,500,000 shares registered for resale by officers and directors, an additional 22,000,000 shares (owned by our officers, directors and principal stockholders) will become available for resale under Rule 144 in July 2003. Unless covered by an effective registration statement, the resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation.

     Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

     IT IS NOT POSSIBLE TO FORESEE ALL RISKS WHICH MAY AFFECT US. MOREOVER, WE CANNOT PREDICT WHETHER WE WILL SUCCESSFULLY EFFECTUATE OUR CURRENT BUSINESS PLAN. EACH PROSPECTIVE PURCHASER IS ENCOURAGED TO CAREFULLY ANALYZE THE RISKS AND MERITS OF AN INVESTMENT IN THE SHARES AND SHOULD TAKE INTO CONSIDERATION WHEN MAKING SUCH ANALYSIS, AMONG OTHERS, THE RISK FACTORS DISCUSSED ABOVE.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of September 30, 2002, and as adjusted to reflect the sale of 400,000 and 12,000,000 of the shares being offered by us. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to the issuance of up to:

    - 2,097,000 shares subsequent to September 30, 2002;
    - 5,000,000 shares under our equity compensation plan;
    - 500,000 shares on exercise of options granted to a consultant; or
    - 20,000 shares in the event that an outstanding debenture is fully converted.



                          September 30, 2002        As Adjusted
                                             400K Shares    12M Shares

Current Liabilities. . . . . . .  $ 595,264   $ 595,264   $  595,264
                                  ==========  ==========  ===========

Shareholders' deficit:

  Common stock, $.001 par value,
  90,000,000 shares authorized,
  30,085,200 shares issued and
  outstanding, 30,485,200 and
  42,085,200, as adjusted. . . .  $  30,085      30,485       42,085

  Additional paid-in capital . .    179,372     367,472    6,619,872

  Accumulated deficit. . . . . .   (663,204)   (663,204)    (663,204)
                                  ----------  ----------  -----------

Total shareholders' equity . . .  $(458,747)  $(265,247)  $5,998,753
                                  ==========  ==========  ===========

Total capitalization . . . . . .  $ 136,517   $ 330,017   $6,594,017
                                  ==========  ==========  ===========




                                 USE OF PROCEEDS

     The net proceeds to us if all of the shares covered by this prospectus are sold will be approximately $6,452,500, after the payment of expenses of this offering, estimated at $27,500, assuming the payment of brokerage commissions equal to 10% of the gross proceeds. The net proceeds to us if only the minimum 400,000 shares covered by this prospectus are sold will be approximately $188,500, after the payment of such expenses. These amounts assume that we will pay brokerage commissions equal to 10% of the gross proceeds from the sale of the shares covered by this prospectus. The following table sets forth the intended uses of the net proceeds, assuming the sale of the minimum and maximum number of shares covered by this prospectus.




                                                Minimum Shares              Maximum Shares
  Description                               Amount          Percent     Amount     Percent
                                    --------------------------------------------------------

  Acquisitions . . . . . . . . . .                     --       --   $2,500,000    38.7%
  Advertising and Branding . . . .  $              75,000     39.8%     750,000    11.6%
  Administrative Expenses. . . . .                 75,000     39.8%   2,302,500    35.7%
  Payment of Deferred Compensation                     --       --      300,000     4.7%
  Legal and Professional . . . . .                 25,000     13.3%     100,000     1.6%
  Working Capital. . . . . . . . .                 13,500      7.1%     500,000     7.7%
                                    --------------------------------------------------------

  TOTAL. . . . . . . . . . . . . .  $             188,500    100.0%  $6,452,500   100.0%
                                    ========================================================



     We will not pay deferred compensation to our executive officers unless we receive gross proceeds of at least $1,000,000, and will be repaid monthly, over 18 months.

     In the event we receive the proceeds from the sale of the minimum shares covered by this prospectus, the net proceeds will enable us to sustain operations for a period of 12 months, but we will not be able to expand operations or achieve profitability. In the event we receive the proceeds from the sale of the all of shares covered by this prospectus, the net proceeds will enable us to meet the funding requirements established by our business plan. In the event we are unable to generate revenues, or in the event of unforeseen events and circumstances, we may have to allocate offering proceeds differently from that set forth above. Pending their use, we may deposit proceeds in commercial bank accounts or invest them in money market funds for short term government obligations.




                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

     There is currently no market for our common stock and a trading market may not develop. The offering price for the shares offered by Invicta was arbitrarily determined by us and does not bear any relationship to our assets, earnings, book value or any other recognized criteria of value. The offering price is not an indication of an is not based upon our actual value, and should not be regarded as an indicator or the future market price for our shares.

     Our common stock is owned of record by approximately 77 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.


                                    DILUTION

     As of September 30, 2002, our net negative tangible book value was $(458,747), or $(.015) per share of common stock. Net tangible book value per share represents total tangible assets, less total liabilities, divided by the number of shares of common stock outstanding.

     After giving effect to the sale of the minimum 400,000 shares in this offering at an assumed public offering price of $.60 per share, and after deducting the estimated expenses of this offering, our as adjusted net tangible book value, as of September 30, 2002, would have been $270,247, or $(.009) per share of common stock. This represents an immediate increase in net tangible book value of $.006 per share to existing stockholders and an immediate dilution of $.60009 per share to new investors participating in this offering.

     After giving effect to the sale of all of the shares in this offering at an assumed public offering price of $.60 per share, and after deducting the estimated expenses of this offering, our as adjusted net tangible book value, as of September 30, 2002, would have been $5,994,090, or $.14 per share of common stock. This represents an immediate increase in net tangible book value of $.155 per share to existing stockholders and an immediate dilution of $.46 per share to new investors participating in this offering.

     The following tables illustrate this per share dilution and other information. The tables below does not give effect to the issuance of
(a) 2,097,000 shares subsequent to September 30, 2002 (b) up to 5,000,000 shares under our equity compensation plan, (c) up to 500,000 shares on exercise of options granted to a consultant and (d) up to 20,000 shares in the event of conversion of a convertible debenture



Minimum Offering
----------------

  Assumed initial public offering price per share                       $.60

   Historical net tangible book value per share
   as of September 30, 2001                                   $(.015)

   Increase per share attributable to new investors           $.006
                                                              ------

  As adjusted net tangible book value per share after this offering   $(.009)
                                                                       -----

  Dilution to new investors participating in this offering            $.60009
                                                                       =====



Maximum Offering
----------------

  Assumed initial public offering price per share                       $.60

   Historical net tangible book value per share
   as of September 30, 2001                                  $(.015)

   Increase per share attributable to new investors          $ .155
                                                             ------

  As adjusted net tangible book value per share after this offering   $  .14
                                                                       -----
  Dilution to new investors participating in this offering            $  .46
                                                                       ======


     The following table illustrates, on an as adjusted basis as of September 30, 2002, the difference between the total cash consideration paid and the average price per share paid by existing stockholders and new investors participating in this offering with respect to the number of shares of our common stock purchased from us based on an assumed initial public offering price of $.60 per share:



                                                                                      Average
Minimum Offering . . . .          Shares Purchased              Total Consideration   Price
----------------          Number            Percent               Amount    Percent   Per Share
                          ----------------  --------------------  --------  --------  ----------
   Existing Stockholders        30,085,200                 98.7%  $209,357       47%  $     .007
   New Investors . . . .           400,000                  1.3%  $240,000       53%  $      .60
                          ----------------  --------------------  --------  --------  ----------
   Totals. . . . . . . .        30,485,533                100.0%  $449,357      100%  $    .0147
                          ================  ====================  ========  ========  ==========


------


                                                                                      Average
Maximum Offering . . . .          Shares Purchased              Total Consideration   Price
----------------          Number            Percent               Amount    Percent   Per Share
                          ----------------  ---------------  --------  ------------  ----------
   Existing Stockholders        30,085,200           72.0%   $  209,357     3%          $.007
   New Investors . . . .         2,000,000           28.0%   $7,200,000    97%          $ .60
                          ----------------  ---------------  --------  ------------  ----------
   Totals. . . . . . . .        42,085,200          100.0%   $7,409,357   100%          $.176
                          ================  ===============  ========  ============  ==========





                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - that could cause actual events or results to be significantly different from those described in a forward-looking statement. Any or all of our forward-looking statements in this prospectus may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

    - projections of future revenue;
    - anticipated product introduction dates, completion dates, timeliness or results;
    - descriptions of plans or objectives of management for future operations, products or services;
    - forecasts of future economic performance; and
    - descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" or words of similar meaning. They may also use words such as "will", "would", "should", "could" or "may".

     Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption "Risk Factors".

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus.

      We require the proceeds from the sale of the minimum number of shares offered by this prospectus in order to market our online travel products and provide a limited amount of working capital. With those proceeds, we believe that we can complete our web site and sustain operations from commission revenues from the sale of travel products and services. However, without our receipt of proceeds from the sale of substantially more than the minimum number of shares, we will be unable to expand operations, through acquisitions or capital expenditure. Without such expansion, we will not achieve profitability.

     Assuming the sale of at least 50% of the shares offered by this prospectus, we intend to expand operations through acquisitions, hire staff to build revenues, increase marketing and brand awareness and have sufficient working capital to grow.

     We have financed our growth and cash requirements through equity investments and debt and equity financing. We do not currently have any credit facilities from financial institutions or private lenders. We do not currently have any material commitments for capital expenditures.

     We are dependent upon our receipt of the proceeds of this offering, or alternative financing, to fund our business plan. We have no commitments for the purchase of the shares offered by this prospectus, nor do we have any commitments to secure alternative financing. If we are unsuccessful in securing required financing, we will likely cease operations.

     The September 30, 2002 financial statements reflect an operating loss of $(278,775) and an asset impairment charge of $351,965 evidencing goodwill associated with the acquisition of the common stock of Casino Rated Players. We spent the first five months of 2002 negotiating a merger with a public company that failed to be consummated due to the continued deterioration of the target. Management then made the decision to seek private funding as an alternative to a business combination. Efforts to raise capital have proved insufficient to implement our business plan. We have not had sufficient funding to advertise or brand our consumer web site and have incurred operating losses due to the lack of revenues. Our continued viability depends on our ability to secure equity financing in this offering.


                                    BUSINESS

OVERVIEW

     Invicta Group Inc. is a Nevada corporation. We offer airline tickets and other travel-related products and services over the Internet. From our web site located at www.dontpayfullfare.com, visitors can view air fares and book
           -----------------------
airplane tickets, hotel rooms, car rentals, cruises and vacation packages. As the on-line travel services industry continues to evolve and mature, we believe consumers will increasingly demand an easy to use web site that provides a broad range of travel services, including transportation, accommodations, activities and travel-related content, as well as the ability to comparison shop for preferred suppliers, price levels, destinations and packages. Our unique ontheflyfaring proprietary software searches for international published airfares and air consolidators' unpublished databases and calculates the selling price to the internet user at fares lower than the competition, while maximizing Invicta's markup.

     Our fiscal year end is December 31. Our executive offices are located at 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154, and our telephone number there is (305) 866-6525.

INDUSTRY
     The Internet has emerged as a global medium for communication, content
delivery and e-commerce.   Not only is the reach of the Internet expanding, but
the propensity to buy on-line is also increasing among Internet users as consumers have become increasingly adept at using the Internet for evaluating and purchasing a wide variety of goods. International Data Corporation, or IDC, estimates that the number of users worldwide with access to the Internet will increase to over 580 million in 2002 from 97 million in 1998. Today there are 185 million users in Europe, 182 million in the USA and 167 million in Asia Pacific.

     In contrast to travel agency bookings, the on-line travel market has been strong. In the U.S., the combination of more households on-line and an increasing propensity to buy travel on-line is forecast to lead to an annual increase in on-line travel buyers of about 19% through 2003, according to the Travel Industry Association of America. Forrester Research (a consulting firm in the Internet travel industry) estimates that more than $29.4 billion in travel will be sold on-line by 2003, almost four times 1999's level, or 10 times the 1998 level.

     The on-line travel sector enjoyed resurgence at the start of January 2002. ComScore Networks, a Reston, VA.-based Internet research firm reported that consumers spent nearly $7 billion at domestic travel sites in the first quarter of 2002, an increase of 48% over the same period in 2001, and 39% above the fourth quarter of 2001, which saw a huge slump caused by the terrorist attack on the United States. The first six months of 2002 saw sales totaling $14.8 billion, a 71% increase in sales from the first half of 2001.

     On-line sales of travel services have expanded dramatically in recent years due to the substantial benefits of e-commerce to both travel service suppliers and consumers. By moving their travel service online, travel service suppliers, retail travel agencies and travel wholesalers can reach a global customer base from a central location. ComScore reported that the sale of travel packages totaled $552 million during the first six months of 2002, a 141% increase. Furthermore, both the low cost of customer interaction and the automation of processing and fulfillment functions supported by Internet sales allow online travel service providers the potential to maintain lower operating expenses. On the other hand, consumers benefit from convenient access to a range of travel options and information regarding available travel services and products.

WEB SITE DESIGN AND OPERATION

     Our Internet web site is located at www.dontpayfullfare.com.  Visitors to
                                         -----------------------
our web site are initially greeted from a menu page, from which users can select the type of travel product he or she desires. By clicking with their mouse on the desired menu item, users are guided through a series of screens that enable them to select the particular travel product(s) they are seeking and dates on which they desire to travel. Once the desired selections are made, users can obtain pricing information and make reservations for their selections. Payment can be made by most major credit cards.

     Our web site was designed and is maintained for us by an independent third party, whose services we secure on an as-needed basis, at prevailing hourly rates. The web site is updated on a continuing basis to ensure that offerings are current.

ONTHEFLYFARING (TM)

     In July 2002, we acquired certain software and database technology from Innovapp Inc., in exchange for 2,000,000 shares of our common stock, valued at $2,000 or $.001 per share. The ontheflysearch engine provides visitors to our web site access to international air fares available from published and non-published sources, including from air consolidators, providing users with access to the lowest fares, while maximizing our margins.

     Increasingly, in the competition for the travel customer, price and selection are the overwhelming factors in the decision to purchase. For this reason, airline consolidators have become increasingly popular sources for price conscious consumers. There are currently about 30 large air consolidators in the United States that maintain significant and major portfolios with major airlines. These portfolios are obtained by negotiating discount fares and rates directly with the suppliers of travel products and services. These contracts are difficult to obtain and are significant barriers to entry into the consolidation market.

     Consolidators work through two revenue streams - B-2-B with retail travel agencies, and B-2-C directly to the consumer via call centers and websites. Travel Consolidators have become an essential link between suppliers and consumers. Consolidators sell tickets at no face value, thereby allowing markup by travel agents in a diminishing commission environment. In addition, consolidators supply last minute bookings at discounted prices, whereas airlines and other suppliers require significant advance purchase. Access to consolidator air fares is critical to positioning us to effectively compete in the travel market.

     Through a strategic alliance with a software provider that specializes in the travel industry, we will have access to 15 air consolidator website airfares. Under this verbal arrangement, the software will search the lowest fare from the consolidator and interface with our software to determine the selling price to the customer. When a visitor to our web site requests the best available fare for a specific date, time and destination, our ontheflyfaring software will search both published and non-published flights, including those available from air consolidators, markup the fare and offer the customer a fare that is below the competition.

PRODUCTS AND SERVICES

     Visitors to our web site are offered the following products and services:

-     Air Line Tickets - Visitors can view and compare fares for domestic and
      ----------------
international flights. We display airfares offered by major airline carriers worldwide. We are compensated by the airline carriers and air consolidators based upon the markup generated by our proprietary software.

-     Hotel Accommodations - Visitors can select hotel accommodations by
      --------------------
selecting their destination country, state/province and city, and viewing a list of properties available on the dates selected. We offer hotel reservations through an arrangement with CNG Group that enables us to sell hotel rooms online, worldwide. We are compensated directly by the hotels for rooms booked over our web site.

-     Car Rentals - Our web site offers car rental services through Alamo Car
      -----------
Rental. We receive a commission from Alamo for car rentals booked over our web site.

-     Cruises - This menu page on our web site offers cruises from all of the
      -------
major cruise lines including Crystal Cruise Lines, Carnival Cruise Lines, Norwegian Cruise Lines and Royal Caribbean Lines.

-     Casino Packages - We offer discounted casino tour packages to web site
      ---------------
customers, and complementary rooms and suites to qualified players through CasinoRatedPlayers.com, Inc., our wholly owned subsidiary.




CASINORATEDPLAYERS.COM

     In July 2002, we acquired all of the outstanding shares of CasinoRatedPlayers.com, Inc., a Nevada corporation, in exchange for 15,651,000 shares of our common stock, valued at $73,255. CasinoRatedPlayers offers gamblers with a history of gaming activity with the opportunity to visit casino properties in the United States and the Caribbean Islands, and obtain complementary rooms, meals and other services. The availability and extent of complementary products and services is dependent upon the gaming history of the player. In general, CasinoRatedPlayers is compensated by the casino owner/operator, based upon a percentage of the players' betting activity.

     CasinoRatedPlayers operates its own web site at which members can obtain secure reservations at over 40 casinos, and receive complementary accommodations and other products and services based upon the players' gaming history. The web site is located at www.casinoratedplayers.com. In addition, the Company's web
                   --------------------------
site at www.dontpayfullfare.com includes access to the products and services of
        -----------------------
CasinoRatedPlayers.


COMPETITION

     We face competition primarily from other on-line travel companies, airlines and Travel Agencies.

     Online travel companies traditionally have established a strong market presence primarily based on the sale of published fares. Some of these companies also sell non-published fares. Two primary online competitors have emerged in the sale of non-published fares. The leading online competitor is Priceline.com, sells tickets in an auction-based setting. The other online competitor is Hotwire.com, which acquires non-published fares primarily from five domestic airlines that are Hotwire shareholders. Users must decide whether to purchase tickets without knowing the specific carrier, schedule, connections or equipment type. Unlike these competitors, our web site permits users to choose a specific airline, knowing the schedule, connections and equipment, and immediately book a flight.

     The online travel services market is new, rapidly evolving and intensely competitive, and we expect competition to intensify in the future. In the online travel services market, Invicta competes for published fares with similar commercial websites of other companies, such as Expedia, which is operated by USA networks, Travelocity, which is operated by Sabrae, TravelWeb, which is operated by Pegasus, as well as Cheap Tickets, Cendant Corporation, Internet Travel Network, Biztravel.com and TheTrip.com.

     Airlines do not generally offer non-published fares directly or indirectly through affiliates or travel agents for regularly scheduled travel, presumably to prevent the erosion of their published fare structure. Many airlines do offer limited special discounted fares through their Internet sites that are not generally made available to travel agents. These fares are typically offered only on a last-minute, "special sale" basis.

     Many of our competitors are subsidiaries, divisions or joint ventures whose participants include large companies having substantially longer operating histories and greater financial and other resources than we have. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis. While we believe that our ontheflyfaring engine will be attractive to consumers of on-line travel services, there is no assurance that we can attract on-line traffic on a high volume basis or that we can become a competitive force in our industry.

     While we will compete with travel agents for a share of the travel market, we believe that traditional travel agents and agencies offer services to a different market segment than that serviced by online providers. Given the increasing popularity of online travel services, and continued disincentives to travel agents (e.g., discontinuation of commissions from airlines), we believe online providers will continue to take market share from traditional travel agents and Travel Agencies.

     Our inability to compete successfully will have a material adverse effect on our business, financial condition and results of our operations.

EMPLOYEES

     We currently employ our three executive officers, all of whom are full-time employees.

OFFICES

     We currently Suite 301 located at 9553 Harding Avenue, Surfside, Florida, from an unaffiliated third party. The one year lease terminates August 31, 2003, and requires us to pay monthly rent at the rate of $10,080 per year.

CORPORATE HISTORY

     We were organized in Nevada on June 1, 2000. We remained inactive until June 2001. On September 11, 2001, we increased the number of shares we are authorized to issue from 1,000 shares, to 1,000,000 shares of common stock, and changed the par value of our common stock from $.01 per share, to $.001 per share. On July 31, 2002, we increased the number of shares we are authorized to issue from 1,000,000 shares, to 50,000,000 shares of common stock. On December 23rd, we increased the number of shares of common stock we are authorized to issue to 90,000,000 shares and we created a class of preferred stock consisting of 10,000,000 shares, $.001 par value.

     On July 25, 2002, we acquired all of the outstanding capital stock of Casino Rated Players, Inc., a Florida corporation, and we issued an aggregate of 15,651,000 shares of our common stock to the former shareholders of Casino Rated Players, Inc. The shares had a calculated value of $.005 per share resulting in a total purchase price of $73,255. Casino Rated Players, Inc. is now our wholly owned subsidiary.


                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table includes the names, positions held and ages of our executive officers and directors.

 NAME                 AGE                    POSITION
 ----                 ---                    --------

William G. Forhan     58                     Chief Executive Officer, President
                                             and Director

Richard David Scott   55                     Chief Operating Officer and
                                             Director

Mercedes Henze        57                     Vice President

     William G. Forhan has served as our Chief Executive Officer, President and a director since July 25, 2002. From June 1, 1999 until January 5, 2000 he served as President of byebyenow.com, Inc., a South Florida-based travel-services company. From July 1, 1997 to January 5, 2000, Mr. Forhan served as President of Aviation Industries Corp., a travel-related company. From January 5, 1994 to January 5, 2000, he served as President and Chief Executive Officer of Integrated Marketing Professionals, Inc., an over-the-counter (Pink Sheets: POKR) provider of casino packages and tours to qualified players. In January 2001, byebyenow.com, Inc. filed a petition for relief under Chapter 7 of the Federal bankruptcy laws. Such petition was granted and the debtor has been discharged. In January 2002, Integrated Marketing Professioinals, Inc. filed a petition for relief under Chapter 7 of the Federal bankruptcy laws. Such petition was granted and the debtor has been discharged.

     Richard David Scott has served as our Chief Operating Officer and a director since June 16, 2001. From May 1, 1999 to August 15, 2001, Mr. Scott served as Chief Executive Officer of Globalfare.com, a California-based travel-related company. From June 1, 1981 until November 28, 1999 he served as President of Euram Flight Center, a Washington D.C.-based air consolidator.

     Mercedes Henze has served as our Vice President since July 1, 2001. From August 1, 2000 to April 1, 2001, Ms. Henze served as Vice President for Globalfare.com. From November 1, 1982 to November 15, 2001, she served as Executive Vice President of Euram Flight Center.

     All directors serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

     Family Relationships:  Mr. Scott, our Chief Operating Officer, and Ms.
     --------------------
Henze, our Vice President, are husband and wife.

     Board Committees:  We do not as yet have an audit committee or a
     ----------------
compensation committee. We will be required to organize these committees if we secure a listing for our common stock on the BBXchange.

     Employment Agreements.  We have entered into employment agreements with
     ---------------------
William G. Forhan, our Chief Executive Officer, Richard David Scott, our President and Chief Operating Officer and Mercedes Henze, our Executive Vice President. Each agreement is for a term of two years, terminating August 1, 2004, which provide for automatic annual renewals, unless either we or the employee elects to terminate the agreement at the end of the initial or any renewal term. Each employee receives a salary of $120,000 per year, plus an amount equal to 5% of any funding introduced to us by the employee. Mr. Forhan and Mr. Scott each receive a monthly car allowance of $750. Claims under the agreements are to be resolved by arbitration before the American Arbitration Association.

     Consulting Agreement.  On January 8, 2003 we entered into a one year
     --------------------
Consulting Agreement with Frank Pinizzotto. Under the agreement, Mr. Pinizzotto will consult with us on matters relating to management, marketing, consulting, strategic planning and corporate organization, and advise us on financial matters in connection with our operations, the expansion of our services, stockholder relations and general business matters. For his services, we have agreed to compensate Mr. Pinizzotto in the form of 500,000 shares of common stock, the resale of which are covered by this prospectus. In addition, we have granted options to Mr. Pinnizzotto to purchase 500,000 shares of common stock. The options are exercisable until January 8, 2006, at prices ranging from $.50 to $1.50 per share. We have also agreed to pay Mr. Pinnizzotto 5% cash and 5% in stock of venture capital funding from individual investors raised through his introduction and 5% in stock of broker-dealer funding received through his introduction.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each of the three fiscal years ended December 31, 2001 to: (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during those fiscal years:




                              Fiscal  Other Annual   LTIP   All Other
Name and Principal Position.  Year    Salary         Bonus  Compensation  Options/ (#)  Payouts  Compensation
----------------------------  ------  -------------  -----  ------------  ------------  -------  ------------

R. David Scott, COO. . . . .    2001  $           0      0             0             0        0             0
William G. Forhan, CEO(1). .    2001  $           0      0             0             0        0             0


______________________
(1)     Mr. Forhan assumed the duties of CEO in July 2002.


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2001 (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during that year.




                                          Percent of
                            Number of     Total Options/
                            Securities    SARs Granted
                            Underlying    To Employees     Exercise Or
                            Options/SARs  In Fiscal        Base Price
Name                        Granted (#)   Year               ($/Sh)      Expiration Date
------------                ------------  ---------------  -----------   ---------------

R. David Scott, COO. . . .           -0-               --           --           --
William G. Forhan, CEO (1)           -0-               --           --           --


______________________
     (1)     Mr. Forhan assumed the duties of CEO in July 2002.


INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

     On August 1, 2002, our board of directors and holders of a majority of our outstanding common stock, approved and adopted our 2002 equity compensation plan. We have reserved 5,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2002 equity compensation plan. The 2002 plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

     Under the 2002 plan we may grant incentive stock options only to key employees and employee directors. We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants. The 2002 equity compensation plan is currently administered by our board of directors.

     Subject to the provisions of the 2002 plan, the board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than the par value for our common stock The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of our common stock as awards under the 2002 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer. As of the date of this prospectus, we have granted no options, nor made any stock awards, under the 2002 plan.

OPTION EXERCISES AND HOLDINGS

     The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2001 to (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001.


AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES



                                                       Number of
                                                       Securities     Value of
                                                       Underlying     Unexercised
                            Shares                     Unexercised    In-The-Money
                            Acquired                   Options/SARs   Options/SARs
                            On          Value          At FY-End (#)  At FY-End ($)
                            Exercise    Realized       Exercisable/   Exercisable/
Name                           (#)         ($)         Unexercisable  Unexercisable
------------                ----------  -------------  -------------  --------------

R. David Scott  COO. . . .           0              -          -             -
William G. Forhan, CEO (1)           0              -          -             -



____________________
(1)     Mr. Forhan assumed the duties of CEO in July 2002.


LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR



                            Number        Performance
                            of Shares     or Other        Estimated Future Payouts Under
                            Units or      Period Until    Non-Stock Price-Based Plans
                            Other Rights  Maturation      Threshold        Target   Maximum
Name                            (#)        or Payout        ($or #)        ($or #)  ($or #)
------------                -------------  -------------- ----------------  -------  --------

R. David Scott, COO. . . .             0              -         -              -         -
William G. Forhan, CEO (1)             0              -         -              -         -



____________________
(1)     Mr. Forhan assumed the duties of CEO in July 2002.


LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

     As authorized by the Nevada Statutes, our Articles of Incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

     - any breach of the director's duty of loyalty to our company or its shareholders;
     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
     - unlawful payments of dividends or unlawful stock redemptions or repurchases; and
     - any transaction from which the director derived an improper personal benefit.

     This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

     Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS

     In connection with the acquisition of all of the outstanding shares of CasinoRatedPlayers.com, Inc., we issued 11,000,000 shares to William G. Forhan, our Chief Executive Officer.

     Mr. Forhan has loaned us $320,671, which is evidenced by our promissory note dated September 30, 2002, without interest, and is due and payable in monthly installments over 18 months commencing upon our receipt of at least $1,000,000 in equity funding.



                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us, as of the date of this prospectus and as adjusted assuming the sale of all of the shares offered by this prospectus, relating to the beneficial ownership of shares of common stock by:

    - each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
    - each director;
    - each executive officer; and
    - all executive officers and directors as a group.

     Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Invicta Group Inc., 9553 Harding Avenue, Suite 301, Miami Beach, Florida 33154.

     We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

     Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

     The table is based on 32,182,200 shares currently outstanding. As adjusted percentages give effect to the sale of shares covered by this prospectus by the named person. Except as otherwise required by SEC rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

    - 5,000,000 shares under our equity compensation plan;
    - 500,000 shares on exercise of options granted to a consultant; and
    - 20,000 shares in the event an outstanding convertible debenture is converted.

Name and Address of . .  Amount and Nature of             Percent
   Beneficial Owner . .  Beneficial Ownership             of Class
-----------------------  --------------------------------------------------
                                                   Actual       As Adjusted
                         --------------------------------------------------


William G. Forhan . . . 11,000,000 shares          34.2%             23.8%

Richard David Scott . .  6,500,000 shares          20.2%             13.6%

Mercedes Henze. . . . .  6,000,000 shares          18.6%             12.4%

Innovapp Inc. . . . . .  2,000,000 shares           6.3%              4.6%

Officers and Directors
As a group (3 persons). 23,500,000 shares          73.0%             49.8%





                            DESCRIPTION OF SECURITIES

GENERAL

     The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 90,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share.

COMMON STOCK

     Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED STOCK

     We are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. No preferred stock has yet been designated or issued.

TRANSFER AGENT AND REGISTRAR

     Commencing upon the date of this prospectus, the transfer agent and registrar for our common stock will be Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.


                                  UNDERWRITING

     This is a self underwritten offering in that we are offering 12,000,000 shares through our officers and directors, without the assistance of an underwriter. We have not engaged or identified any person or entity to assist us in the sale of shares. We will sell the shares only in those states where we are or become authorized to do so. We may also sell shares outside the United States.

     We are offering the shares on an "all or none" basis as to 400,000 shares, and, subject to the sale of those shares, we will use our best efforts to sell the remaining 11,600,000 shares during the offering period. The offering will commence on the date of this prospectus, and will terminate in 90 days, except that we may decide, without notice to investors, to extend the offering period for up to an additional 60 days.

     Until we sell at least 400,000 shares, all payments received from investors will be held in an attorney trust account at BankAtlantic, Boca Raton, Florida, maintained by our counsel, Steven I. Weinberger, P.A. Unless gross proceeds of at least $240,000, from the sale of at least 400,000 shares, have been deposited in such trust account on or before the close of business on the last day of the offering period, all proceeds will be returned to the investors, without interest or deduction.

     If at least 400,000 shares are sold prior to expiration of the offering period, we will continue to offer the remaining shares until all of the shares are sold, or the offering period, including any extension, has ended. We may decide to terminate the offering at any time prior to the end of the offering period. Once proceeds from the sale of at least 400,000 shares have been released from the attorney trust account, additional proceeds from the sale of shares, if any, will be immediately at our disposal and will no longer be deposited to the trust account.

     We intend to either pay brokerage commissions of 10% to registered broker-dealers, to the extent we use their services in connection with sales of shares or pay funding fees of 5% to our officers and directors who are responsible for identifying purchasers of shares. Brokers who assist with offshore sales may not have to be licensed in the United States.


                         SHARES ELIGIBLE FOR FUTURE SALE

     As of the date of this prospectus, we had 32,182,200,200 shares of common stock issued and outstanding, 53,000 of which have been held for two years and are freely tradeable without further registration under the Securities Act, and 8,182,200 of which are freely transferable pursuant to this prospectus. This does not include 5,000,000 shares issuable upon exercise of options under our equity incentive plan, 500,000 shares issuable on exercise of options granted to a consultant and 20,000 shares issuable in the event of conversion of a debenture. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

     We also have 23,947,000 shares of common stock currently outstanding that are restricted securities, and are not covered by an effective registration statement. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current. Most of these restricted shares, will be available for resale under Rule 144 beginning in July 2003.

     We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                            SELLING SECURITY HOLDERS


BACKGROUND OF THE TRANSACTIONS

     This prospectus covers the resale of 8,182,200 shares of our common stock issued as founders' shares, for cash consideration and/or for services rendered. The shares were issued under Section 4(2) of the Securities Act of 1933, in transactions not involving a public offering. None of the selling security holders is affiliated with us, except that a total of 1,500,000 shares covered by this prospectus are being offered by William G. Forhan, R. David Scott and Mercedes Henze, our executive officers.

SELLING SECURITY HOLDERS

     The following table sets forth:

    - the name of each selling security holder;
    - the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus;
    - the number of shares being offered by each selling security holder;
    - the number of shares to be owned by each selling security holder following completion of this offering; and
    - the percentage of outstanding shares to be owned by each selling security holder following completion of this offering.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our books and records as of the date of this prospectus.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of the
offering made hereby.   We have therefore assumed, for the purposes of the
following table, that the selling security holders will sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

     The shares of common stock being offered have been registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We
will receive none of the proceeds of this offering.   An "*" indicates less than
1%.





                                 Number        Number of       Percentage of
                                 Shares Owned  Number of       shares Owned    Class Owned
Name of Beneficial Owner. . . .  Beneficially  Shares Offered  After Offering  After Offering
-------------------------------  ------------  --------------  --------------  ---------------

Scott R. Costa. . . . . . . . .         3,000           3,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Fred O'Donoghue . . . . . . . .        30,000          30,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Michael Gonser. . . . . . . . .        15,000          15,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Malcolm Chapman . . . . . . . .       205,000         205,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Government Contract Inc.. . . .        50,000          50,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Todd Gainey . . . . . . . . . .       130,000         130,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Tony Graystone. . . . . . . . .        50,000          50,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Monica Richter. . . . . . . . .       159,000         159,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
David Faulk & Jennifer Le Blanc        40,000          40,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Wilson G. Salgardo. . . . . . .        50,000          50,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
James,Clara & Erika Brown . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Allen Kaul. . . . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Nandu Bajaj . . . . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Nick Berry. . . . . . . . . . .       200,000         200,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Martine Loge. . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Patricia Kawaja . . . . . . . .         2,000           2,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Paul De Mirza . . . . . . . . .        19,200          19,200             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Steven Weinberger . . . . . . .       320,000         320,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Greentree Financial . . . . . .       400,000         400,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Mark Ackerman . . . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Steven Boxall . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Walter Branch . . . . . . . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Sam Robertson . . . . . . . . .        50,000          50,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Lanier Williams . . . . . . . .        50,000          50,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Jason Plouff. . . . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Elisabeth Miller. . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Milagros Neuman . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Robert Johnston . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Louis Katz. . . . . . . . . . .       500,000         500,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Charles Pearlman. . . . . . . .        30,000          30,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Jan Atlas . . . . . . . . . . .        30,000          30,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
James Schneider . . . . . . . .        30,000          30,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Joel Mayersohn. . . . . . . . .        15,000          15,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Roxanne Beilly. . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Robin Campbell. . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Ella Chesnutt . . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Charles Spierer . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Wendy Spierer . . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Susan Bernstein . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Albert Sacks. . . . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Steve York. . . . . . . . . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Glenn Fine. . . . . . . . . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Harold Gubnitsky. . . . . . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Ellen Defaut. . . . . . . . . .       500,000         500,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Mark Brilliant. . . . . . . . .         2,000           2,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
William Forhan. . . . . . . . .    11,000,000         500,000             -0-            25.0%
-------------------------------  ------------  --------------  --------------  ---------------
Shelia Alterman . . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Rosalind Lisabeth . . . . . . .        20,000          20,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Shari & Richard Gabay . . . . .       800,000         800,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Randall Bates . . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Stuart Shechter . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
David  Shechter . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Jack Gabay. . . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Peter Camejo. . . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Robert Clark. . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Mercedes Henze**. . . . . . . .     6,000,000         500,000       5,500,000            12.5%
-------------------------------  ------------  --------------  --------------  ---------------
Clark Forhan. . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Sean Forhan . . . . . . . . . .       100,000         100,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
John Wright . . . . . . . . . .       200,000         200,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Marjorie Forhan . . . . . . . .       200,000         200,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
George Digirolamo . . . . . . .        25,000          25,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Frank Pinizzotto. . . . . . . .       500,000         500,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Alison Pyme . . . . . . . . . .         4,000           4,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Steve Swank . . . . . . . . . .       500,000         500,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Morris Michalik . . . . . . . .       500,000         500,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Tim Davey . . . . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Alfons Wynen. . . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Barbara Evans . . . . . . . . .        10,000          10,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Fabienne Rawas. . . . . . . . .         5,000           5,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Robert Mackilligan. . . . . . .         1,000           1,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Howard Mackilligan. . . . . . .         1,000           1,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
Jesse Durko . . . . . . . . . .         1,000           1,000             -0-               *
-------------------------------  ------------  --------------  --------------  ---------------
David Scott** . . . . . . . . .     6,500,000         500,000       6,000,000            13.7%
-------------------------------  ------------  --------------  --------------  ---------------

TOTAL . . . . . . . . . . . . .                     8,182,200
-------------------------------  ------------  --------------  --------------  ---------------



 * Less than 1%.
 ---------------
** Ms. Henze and Mr. Scott are married.
 ---------------------------------------


                              PLAN OF DISTRIBUTION

     The 8,182,200 shares being offered by the selling security holders may be sold by them from time to time by in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. The selling security holders may sell shares in exchange for consideration other than cash or for no consideration. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of shares.

     In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act of 1933, and any profits realized or commissions received may be considered underwriting compensation.

     We have advised the selling security holders that, at the time of resale of shares covered by this prospectus is made by or on behalf of a selling security holder; a copy of this prospectus is to be delivered.

     We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

     Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of for our shares of common stock.


                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Steven I. Weinberger, P.A., 2800 South Ocean Blvd., Boca Raton, FL 33432. Steven I. Weinberger owns 320,000 shares of our common stock, the resale of which is covered by this prospectus.

                                     EXPERTS

     The consolidated financial statements of Invicta Group Inc. as of December 31, 2001 and for the year then ended, and as of September 30, 2002 and for the nine months then ended, appearing in this prospectus and registration statement have been audited by Dreslin Financial Services, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering,
Analysis and Retrieval system.   Following the effective date of the
registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. The Internet web site for the SEC is www.sec.gov.

FINANCIAL STATEMENTS






                          Independent Auditor's Report


The Board of Directors and Shareholders of
Invicta Group Inc.

We have audited the accompanying consolidated balance sheets of Invicta Group Inc. and subsidiaries as of December 31, 2001, and September 30, 2002 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ending December 31, 2001, and the nine month period ending September 30, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes, examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Invicta Group Inc. and subsidiaries as of December 31, 2001 and September 30, 2002 and the results of its operations and its cash flows for the year- ended December 31, 2001, and the nine month period ending September 30, 2002 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the
Company will continue as a going concern.   As discussed in Note 2 to the
financial statements, the Company incurred significant losses from operations, and because of these losses, the Company has a working capital deficiency, which raises substantial doubts about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Dreslin Financial Services
-------------------------------
Dreslin Financial Services
November 4, 2002
Seminole, Florida




                                      INVICTA GROUP INC.
                                  CONSOLIDATED BALANCE SHEET


                                                               DECEMBER 31, SEPTEMBER 30,
                                                                       2001         2002
                                                            -----------------------------
                                            ASSETS
                                            ------
Current assets:
    Cash and cash equivalents. . . . . . . . . . . . . . .  $          3,449   $   2,985
                                                            ----------------   ----------
        Total current assets . . . . . . . . . . . . . . .             3,449       2,985

  Property and equipment, net of accumulated depreciation.               -        16,842
      of $13,256. (note 4)

  Other assets:
    Intangible assets, net of accumulated
      amortization of $35,609. . . . . . . . . . . . . . .               -       126,690
                                                            ----------------   ----------
                                                            $          3,449   $ 146,517
                                                            ================   ==========

                    LIABILITIES AND SHAREHOLDER'S EQUITY
                    ------------------------------------
  Current liabilities:
    Accounts payable and accrued liabilities . . . . . . .  $             -    $  12,593
    Loans from shareholders (note 7) . . . . . . . . . . .            40,551     320,671
    Deferred officer compensation (note 6) . . . . . . . .                -      262,000
                                                            -----------------  ----------
        Total current liabilities. . . . . . . . . . . . .            40,551     595,264
                                                            -----------------  ----------


  Long-term debt
    Convertible Debenture (note 8) . . . . . . . . . . . .                -       10,000

  Shareholder's equity:
    Common stock, par value $.001,  90,000,000 shares. . .                53      30,085
      authorized, 29,085,200 issued and outstanding
    Additional paid in capital . . . . . . . . . . . . . .             6,447     179,372
    Retained earnings. . . . . . . . . . . . . . . . . . .           (43,602)   (668,204)
                                                            -----------------  ----------
        Total shareholder's equity . . . . . . . . . . . .           (37,102)   (458,747)
                                                            -----------------  ----------
                                                            $          3,449   $ 146,517
                                                            ================   ==========















                                  INVICTA GROUP INC.
                         CONSOLIDATED STATEMENT OF OPERATIONS

                                                YEAR ENDED   9 MONTHS ENDED
                                                DECEMBER 31,  SEPTEMBER 30,
                                                   2001          2002
                                                ----------   ------------
  Revenues earned. . . . . . . . . . . . . . . .  $ 67,309   $   155,030
                                                ----------   ------------
  Cost of revenues earned. . . . . . . . . . . .    58,694       143,892
                                                ----------   ------------
  Gross profit . . . . . . . . . . . . . . . . .     8,615        11,138

  Selling, general, and administrative expenses.    52,217       278,775
  Asset impairment charge (note 11). . . . . . .   356,965
                                                ----------   ------------
  Operating loss . . . . . . . . . . . . . . . .   (43,602)     (624,602)
                                                ----------   ------------
  NET LOSS . . . . . . . . . . . . . . . . . . .   (43,602)     (624,602)
                                                ==========   ============
  Net loss per share . . . . . . . . . . . . . .   ($4.932)      ($0.038)
                                                ==========   ============
  Weighted average shares outstanding. . . . . .     8,840    16,546,800
                                                ==========   ============









                                            INVICTA GROUP INC.
                                   CONSOLIDATED STATEMENT OF CASH FLOWS

                                             YEAR ENDED    9 MONTHS ENDED
                                             DECEMBER 31,   SEPTEMBER 30,
                                                    2001        2002
                                             ----------------------------
  Cash flows from operating activities:
    Net income . . . . . . . . . . . . . . . .  ($43,602)   ($624,602)
    Adjustments to reconcile net income to net
      cash provided by operating activities:
      Stock issued for services. . . . . . . .                 23,197
      Asset impairment charge. . . . . . . . .                356,965
      Changes in assets and liabilities:
        Accrued expenses . . . . . . . . . . .                192,000
        Accounts payable . . . . . . . . . . .                  4,500
                                               ----------   ----------
                                                (43,602)      (47,940)
                                               ----------   ----------
  Cash flows used in investing activities:
    Fixed asset expenditures . . . . . . . . .                 (2,000)
                                               ----------   ----------

  Cash flows used in financing activities:
    Proceeds from long term debt . . . . . . .   40,551           -
    Proceeds from sale of comon stock. . . . .    6,500       101,505
    Payments on long term debt . . . . . . . .                (52,029)
                                               ----------   ----------
                                                 47,051       49,476
                                               ----------   ----------

  Net change in cash and cash equivalents. . .    3,449         (464)
                                               ----------   ----------
  Cash and cash equivalents, beginning of year        0        3,449
                                               ----------   ----------
  Cash and cash equivalents, end of year . . .  $ 3,449   $    2,985
                                               ==========   ==========
SUPPLEMENTAL DISCLOSURE:
  Interest expense paid. . . . . . . . . . . .  $     0   $        0
                                               ==========   ==========








                               INVICTA GROUP INC.
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                      Common Stock       Additional Paid
                                    Shares       $       in capital       Deficit
                             ----------------------------------------------------
BALANCE JANUARY 1, 2001 . . .           0   $   0             0                0

Stock issued for cash . . . .      53,000      53         6,447

Net loss for the year ended
 December 31, 2001. . . . . .                                         (43,602)
                             ----------------------------------------------------
BALANCE DECEMBER 31, 2001 . .      53,000   $  53       $  6,447        ($43,602)

Stock issued for cash . . . .  11,760,000    11,760       89,745

Stock issued for services . .   2,621,200     2,621       20,576

Stock issued for acquisitions  15,651,000    15,651       62,604

Net loss for the period ended
 September 30, 2002 . . . . .                                           (624,602)
                             ----------------------------------------------------
BALANCE SEPTEMBER 30, 2002. .  30,085,200   $30,085      $179,372      ($668,204)
                             ====================================================










                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

Organization

The Company was organized June 1, 2000 under the laws of the State of Nevada. The Company specializes in the travel and entertainment industry, and is focusing on the acquisition of various travel and entertainment entities, operating as independent entities, and capitalizing on marketing and operational efficiencies.

On July 2, 2002, at a meeting of the Board of Directors, the Board approved
amending its Articles of Incorporation.   These amendments were approved by a
majority vote of the stockholders.   The Company authorized changing its common
stock authorized, 1000 shares, $0.01 par value, to 90,000,000 shares, common stock par value $0.001. Additionally, the Company authorized 10,000,000 Preferred shares.

Principles of Consolidation

The consolidated financial statements include the accounts of the company and
the following wholly owned subsidiary.   All material inter-company transactions
have been eliminated.

     Subsidiary's Name     Business Activity
     -----------------     -----------------

Casino Rated Players, Inc.     Casino representative company offering comp rooms
to rated players. Revenues are derived from the Casino as a percentage of the amount earned (played) by the rated player.

Basis of Accounting

The accompanying consolidated financial statements are prepared using the accrual basis of accounting where revenues are recognized when earned and
expenses are recognized when incurred.   This basis of accounting conforms to
generally accepted accounting principles.

Fixed assets

Fixed assets are carried at cost. The company provides depreciation over the estimated useful lives of fixed assets using the straight line method. Upon retirement or sale of fixed assets, their net book value is removed from the accounts and the difference between such net book value and proceeds received is income or loss. Expenditures for maintenance and repairs are charged to income while renewals and betterment's are capitalized.

Estimated useful lives are as follows:

                    Furniture                 7 years
                    Office equipment          5 years





                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES (CONTINUED)

Income taxes

The Company has adopted SFAS 109. The Company has not made a provision for income tax purposes due to incurring losses since inception. The net losses of approximately $310,000 can be carried forward to offset future taxable income. The net operating loss carry-forward begin expiring in 2015.

Intangible assets

In connection with the purchase of subsidiaries, the Company paid cost in excess of the net tangible assets acquired. (See Note 3) The cost paid in excess of the net tangible assets is attributed to long-lived intangible assets having continuing value.

The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. Under those rules, goodwill and other long-lived assets associated with assets acquired in a purchase business combination is included in impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

Net income per share

The company has adopted of SFAS 128, Earnings per Share issued by the Financial Accounting Standards Board.

Net loss per share was computed based on the weighted average number of shares outstanding during the periods presented.


NOTE 2: MANAGEMENT PLANS REGARDING LIQUIDITY AND OPERATIONS

The Company's management is currently attempting to market and sell the Company's common shares to individual investors in order to provide cash for continuing operations, and to fund acquisitions.

If the Company is unable to market and sell it shares of stock, it is unlikely that the Company will be able to continue to fund operations from existing revenues. Management believes these efforts will allow the Company to become profitable, and allow it to continue as a going concern, however; there can be no assurances to that effect.











                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3: ACQUISITION OF BUSINESSES

Casino Rated Players, Inc.

On July 25, 2002, the Company acquired all of the common stock of Casino Rated Players, Inc. in exchange for 15,651,000 restricted shares of the Company's stock with a calculated value of $.005 per share resulting in a total purchase price of $78,255. The Company's 2002 consolidated results include the operations of Casino Rated Players, Inc. from the date of acquisition.

The acquisition was accounted for using the purchase method of accounting, Accordingly, the purchase price was allocated to the net assets acquired based upon their estimated fair market values. The Company determined that there was no material difference between the carrying value and the fair value of the
assets acquired and liabilities assumed.   The $356,965 excess of cost over net
assets acquired is allocated to goodwill. The Company will conduct impairment evaluations when events or circumstances exist that indicate the carrying amount of those assets may not be recoverable.

NOTE 4: PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. The cost and related accumulated depreciation as of September 30, 2002 is summarized as follows:


     Office furniture and equipment                    $28,098
     Capitalized software                                2,000

Less accumulated depreciation and amortization           13,256
                                                        -------

     Total                                             $16,842
                                                       =======


NOTE 5: OPERATING LEASES

The Company leases office space for its operations on a month-to-month basis at $800 per month.

Rent expense for the year ended December 31, 2001 and the nine months ending September 30, 2002 was $3,200, and $7,200 respectively.

NOTE 6: DEFERRED OFFICER COMPENSATION

Amounts accrued for officer salaries, based on the standard monthly officer salary. The deferred amounts are non-interest bearing. The Company intends to pay the deferred amounts from cash flow generated from operations. No payments will be made until the Company has achieved adequate cash flow.




                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7: LONG TERM DEBT

Long term debt consist of the following:

Loans from shareholders - notes with a
zero interest rate - payable in monthly
payments over 18 months provided the
Company is successful in selling a minimum
of $1,000,000 of the Company's common stock.           $320,671
                                                       --------

     Total long-term debt                               320,671
     Less current maturities                                 -0-
                                                        --------
     Total long-term debt, less current maturities     $320,671
                                                        ========


     Scheduled long-term debt maturities as of September 30, 2002 are as follows:
     2002          $      0
     2003           220,000
     2004           100,671
                   --------
                   $320,671
                   ========

NOTE 8: CONVERTIBLE DEBENTURE

Convertible Debenture - Issued in return for marketing services performed. The debenture, issued on July 1, 2001, is for a term of three years with interest at 7% and is convertible at $.50 per share. The debenture expires on July 1, 2003.


NOTE 9: FAIR VALUES OF FINANCIAL INSTRUMENTS

All financial instruments are held or issued for purposes other than trading. The carrying amount of cash, accounts receivable, accounts payable and other current liabilities approximates fair value because of their short maturity.
The carrying amount of notes payable, related party notes payable, convertible debentures, and capital lease obligations approximates their fair value based on current market interest rates offered by the company

NOTE 10:  RELATED PARTY TRANSACTIONS

The company has received various short-term advances from one of its primary
shareholders.   There is no interest on these advances.  The Company expects to pay all amounts owed within the following twelve months.





                               INVICTA GROUP INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11: INNOVAPP SOFTWARE PURCHASE

In July 2002, the Company acquired a unique proprietary software called "on the fly faring" from Innovapp. The software allows the Company to compare airfare prices from multiple sources on both the internet and major airline booking systems, allowing the Company to mark up or down fares in order to receive the best possible yield on tickets sold.

The software was acquired for two million shares of the Company's common stock, plus a royalty fee of 10% on sales of licensing agreements over the next five years.


NOTE 12: ASSET IMPAIRMENT CHARGE

In regards to the purchase of Casino Rates Player, Inc., a portion of the purchase price was allocated to goodwill. Subsequently, pursuant to SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" the company evaluated the recoverability of the long-lived assets, including intangibles of this enterprise. Because of inherent competition in the travel industry and the company's inability to realize positive cash flows from the enterprise, the company adjusted the carrying value of the goodwill to its estimated fair value of $-0-, resulting in a non-cash impairment loss of $356,965($.022 per share). The estimated fair value was based on anticipated future cash flows discounted at a rate commensurate with the risk involved.

NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF ANY OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                      Page
                                                      ----

Prospectus Summary
Risk Factors
Capitalization
Use of Proceeds
Market for Common Stock
   and Dividend Policy
Dilution
Forward-Looking Statements
Management's Discussion and
  Analysis or Plan of Operation
Business
Management
Executive Compensation
Certain Transactions
Principal Shareholders
Description of Securities
Underwriting
Shares Eligible for Future Sale
Legal Matters
Experts
Additional Information
Financial Statements          F-1








                               20,182,200 SHARES

                               INVICTA GROUP INC.





                                   PROSPECTUS
                                   ----------




                             ________________, 2002

                                       II-

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by the Company in connection with the distribution of the securities being registered are as follows:



SEC Registration and Filing Fee  $ 1,114.00
Legal Fees and Expenses*. . . .  $10,000.00
Accounting Fees and Expenses*..  $ 7,500.00
Financial Printing*.. . . . . .  $ 2,500.00
Transfer Agent Fees*. . . . . .  $ 1,500.00
Blue Sky Fees and Expenses*.. .  $ 2,500.00
Miscellaneous*. . . . . . . . .  $ 2,386.00
                                 ----------

  TOTAL . . . . . . . . . . . .  $27,500.00
                                 ==========



* Estimated


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On July 25, 2002, we issued a total of 12,500,000 founders' shares to our Chief Operating Officer and Vice President, respectively,. These transactions were exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     On July 25, 2002, the Company issued 15,651,000 shares of common stock to the 38 former shareholders of CasinoRatedPlayers.com, Inc., in connection with the Company's acquisition of all of the issued and outstanding shares of CasinoRatedPlayers.com, Inc. The former shareholders had access to financial statements and other relevant information concerning the Company, and the shareholders had such knowledge and experience in business and financial transactions that they were able to understand and evaluate the risks and merits
of the transaction.   This transaction was exempt from the registration
requirement of the Securities Act of 1933, as amended (the "Act") by reason of
Section 4(2) of the Act and the rules and regulations thereunder.

     On July 28, 2002, the Company issued 2,000,000 shares of common stock to Innovapp Inc., in connection with our acquisition of certain assets of such company. The board of directors of Innovapp Inc. had access to financial statements and other relevant information concerning the Company, and had such knowledge and experience in business and financial transactions that they were
able to understand and evaluate the risks and merits of the transaction.   This
transaction was exempt from the registration requirement of the Act by reason of
Section 4(2) of the Act and the rules and regulations thereunder.

     During the period from November 6, 2001 to the date of this registration statement, we issued 2,031,200 shares of common stock to 36 persons, the proceeds of which were used for general working capital purposes. Each of the purchasers had access to financial statements and other relevant information concerning the Company, and the shareholders had such knowledge and experience in business and financial transactions that they were able to understand and
evaluate the risks and merits of the transaction.   This transaction was exempt
from the registration requirement of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


Exhibit No..  Description of Document
-----------   ------------------------
3.1(a) . . .  Articles of Incorporation of Invicta Group Inc. (1)
3.1(b) . . .  Articles of Amendment (1)
3.2. . . . .  Bylaws (1)
5.1. . . . .  Opinion and Consent of Steven I. Weinberger, P.A. (1)
10.1 . . . .  2002 Equity Compensation Plan (1)
10.2 . . . .  Employment Agreement between the Company and William G. Forhan (1)
10.3 . . . .  Employment Agreement between the Company and R. David Scott (1)
10.4 . . . .  Employment Agreement between the Company and Mercedes Henze (1)
10.5 . . . .  Lease for Miami Beach, Florida Office (1)
10.6 . . . .  Stock Purchase Agreement for the Shares of CasinoRatedPlayers.com. Inc. (1)
10.7 . . . .  Asset Purchase Agreement with Innovapp Inc. (1)
10.8 . . . .  Promissory Note to William G. Forhan (1)
10.9 . . . .  Consulting Agreement with Frank Pinizzotto (1)
23.1 . . . .  Consent of Steven I. Weinberger, P.A. (see Exhibit 5.1) (1)
23.2 . . . .  Consent of Dreslin Financial Services (1)



_________________________
(1)     Filed herewith.


ITEM 28.  UNDERTAKINGS

The undersigned Registrant also undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami Beach, Florida on January 13, 2003.

                              INVICTA GROUP INC.


                              By:  /s/ William G. Forhan
                              --------------------------
                              William G. Forhan, Chief Executive Officer and President

                              By: /s/     Richard David Scott
                              --------------------------
                              Chief Operating Officer, Principal Financial and Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                      TITLE                      DATE
---------                      -----                      ----

/s/ William G. Forhan       Chief Executive Officer,     January 13, 2003
---------------------
William G. Forhan           President and Director

/s/ Richard David Scott     Chief Operating Officer,     January 13, 2003
-----------------------
Richard David Scott         Principal Accounting and
                            Financial Officer and Director

/s/ Mercedes Henze          Vice President               January 13, 2003
------------------
Mercedes Henze